Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2026, relating to the financial statements of dMY Squared Technology Group, Inc. (the “Company”), (which contains an emphasis of a matter relating to corporate and income tax withdrawals from the Trust Account as described in Note 1 to the financial statements, an emphasis of a matter relating to restatement of unaudited interim condensed financial statements as discussed in Note 2 to the financial statements, and an explanatory paragraph relating to substantial doubt about the ability of dMY to continue as a going concern as described in Note 1 to the financial statements), appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2025 and 2024.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

New York, New York

May 28, 2026